Exhibit 99.1

NeOnc Technologies Appoints Amir Heshmatpour as Chief Executive Officer to
Drive Next Phase of Clinical and Corporate Growth

CALABASAS, Calif., November 4, 2025 – NeOnc Technologies Holdings, Inc. (NTHI) (“NeOnc” or the “Company”), a multi-Phase 2 clinical-stage biopharmaceutical company pioneering therapies for central nervous system (CNS) cancers, today announced that its Board of Directors has appointed Amir Heshmatpour as Chief Executive Officer. Mr. Heshmatpour, who was appointed President in April, will assume the CEO role effective immediately, continuing to serve as Executive Chairman of the Board.

Dr. Thomas Chen, the company’s founder, will transition from the CEO role to focus exclusively on his positions as Chief Medical Officer, Chief Scientific Officer, and member of the Board of Directors, ensuring his continued leadership over NeOnc’s innovative scientific strategy and clinical development.

“It has been the honor of a lifetime to found NeOnc and lead it to this pivotal stage, and I have the utmost confidence that Amir is the ideal leader to steer the company into its future,” said Dr. Thomas Chen, Founder, CMO and CSO of NeOnc. “His proven expertise in corporate strategy, capital formation, and global business development is precisely what NeOnc needs as we advance our lead candidates toward commercialization. This transition allows me to dedicate my full attention to what I am most passionate about: accelerating our clinical trials and driving the science that has the potential to transform outcomes for patients with brain cancer.”

Since being appointed President, Mr. Heshmatpour has been instrumental in securing a series of transformative achievements for NeOnc. These include the finalization of a $50 million strategic partnership with Quazar Investment, the establishment of NuroMENA as a UAE-based subsidiary under the Executive Chairmanship of His Highness Sheikh Nahyan bin Zayed Al Nahyan, and the significant expansion of the company’s Scientific Advisory Board with world-renowned neuro-oncologists from Duke and NYU Langone Health.

“It is an extraordinary honor to lead NeOnc Technologies into its next phase of growth,” said Amir F. Heshmatpour, President, Chief Executive Officer, and Executive Chairman of NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI). “With Dr. Chen now dedicating his full focus to accelerating patient enrollment and advancing our clinical trials, we are unlocking the full potential of our NEO™ platform, a scientific engine protected by more than 179 worldwide patents and pioneering the first-mover advantage in intranasal delivery for brain cancer and central nervous system diseases. Together, we are not just developing therapies, we are transforming the future of care for patients who have been told there are no options left. This is NeOnc’s moment to change the standard of care and to give hope back to those who need it most.”

Heshmatpour brings over 25 years of senior executive and board-level experience in business development, operations, finance, and M&A. He is the founder, chairman, and managing director of AFH Holdings & Advisory, where he has led IPO transactions totaling over $1.5 billion, and private funding and M&A transactions exceeding $5 billion in aggregate value.

Previously, Heshmatpour served as Chairman and CEO of Metrophone Telecommunications, which he founded in 1994. Under his leadership, Metrophone completed 17 acquisitions and grew annual revenues to over $100 million during a decade of sustained expansion. He has served on the board of the UCLA Anderson School of Management for more than 12 years, and is a board member of the Make-A-Wish Foundation for the Central Coast and Southern Central Valley of California.

ABOUT NEONC TECHNOLOGIES HOLDINGS, INC.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions.

For more about NeOnc and its pioneering technology, visit neonc.com.

Important Cautions Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “evaluating,” or similar words. Statements that contain these words should be read carefully, as they discuss our future expectations, projections of future results of operations or financial condition, or other forward-looking information.

Examples of forward-looking statements include, among others, statements regarding whether a definitive agreement will be reached with Quazar. These statements reflect our current expectations based on information available at this time, but future events may differ materially from those anticipated.

The “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, along with other cautionary language in that report or in our subsequent filings, outlines important risks and uncertainties. These may cause our actual results to differ materially from the forward-looking statements herein, including but not limited to the failure to finalize the agreement with Quazar, modifications to its terms, or alternative uses of proceeds.

We assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by applicable securities laws and regulations.

“NEO100” and NEO “212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact:

info@neonc.com

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com